UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  September 30, 2011

CASABLANCA MINING LTD.
(Name of small business issuer specified in its charter)

Nevada	000-53558	80-0214005
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employer
of incorporation)		Identification No.)

9880 Magnolia Ave. Suite 176
Santee, CA  92071
(Address of principal executive offices)

 (former name or former address, if changed since last report)

619-717-8047
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS

On September 30, 2011, Adolfo Carmona was named as Chief Operating Officer of Casablanca Mining Ltd. (the “Company”) and President of the Company’s wholly-owned subsidiary, Santa Teresa Minerals, S.A.

From 2008 until joining the Company, Mr. Carmona was a Project and Commercial Manager with Constuctora Gardilcic, an underground construction and mining company, where he created and developed new business areas of construction and electromechanical erection of power plants and mine process plants.  From 2002 to 2008, Mr. Carmona was a Project and Commercial Manager with Inserco Ltda., a company in the building services, industrial assembly and maintenance industry, where he was responsible for the administration, planning, monitoring, sales and execution of projects in the areas of construction, electromechanical erection, and the fabrication and assembly of steel structures.  Prior to his most recent employment, Mr. Carmona worked in a range of other management and engineering capacities for other industrial construction and engineering companies including Constructora CMC Limitada (1982-2002), Incomet (Industrial Construction Division of Neut Latour Grup)(1976-1982), McKee Argentina (1971-1976) and Socometal (1970-1971).  Mr. Carmona graduated from the Universidad Catolica de Chile with a degree in Civil Engineering in 1970 and speaks English and Spanish.

Mr. Carmona is 65 years old and is the first cousin of the wife of our Chief Executive Officer and director, Juan Carlos Camus Villegas.  Mr. Carmona will serve on an at-will basis for a starting annual salary of $120,000 per year.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d)           Exhibits:

Exhibit	Description

99.1	Press Release, dated October 3, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 3, 2011	CASABLANCA MINING LTD.

	By:	/s/ Trisha Malone
Trisha Malone
Chief Financial Officer